Exhibit 10.2
SETTLEMENT AGREEMENT
          This Settlement Agreement (the “Agreement”) is effective as of the 2d day of June 2008 (the “Effective Date”) by and between VNUS Medical Technologies, Inc., a Delaware corporation having a place of business at 5799 Fontanoso Way, San Jose, California 95138 (“VNUS”), and AngioDynamics, Inc., a Delaware corporation having a place of business at 603 Queensbury Avenue, Queensbury, New York 12804 (“AngioDynamics”) and Vascular Solutions, Inc., a Minnesota corporation having a place of business at 6464 Sycamore Court, Minneapolis, Minnesota 55369 (“VSI”) (collectively “the Parties”).
RECITALS
          WHEREAS, on or about October 12, 2005, VNUS filed a First Amended Complaint against Diomed Holdings, Inc., Diomed, Inc. (collectively “Diomed”), AngioDynamics, and VSI in the United States District Court for the Northern District of California, Civil Action No. C05-02972-MMC, (the “Civil Action”) alleging that each of Diomed, AngioDynamics and VSI has infringed U.S. Patent Nos. 6,258,084, 6,638,273, 6,752,803, and 6,769,433 (the “Patents-in-Suit”);
          WHEREAS, Diomed, AngioDynamics and VSI have denied the allegations in the First Amended Complaint and have asserted and attempted to assert by way of affirmative defenses and counterclaims that the Patents-in-Suit are not infringed, are invalid and are unenforceable;
          WHEREAS, on or about March 14, 2008, Diomed filed Voluntary Petitions under Chapter 11 of the United States Bankruptcy Code, which resulted in a stay of the Civil Action as to Diomed pursuant to Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a).
          WHEREAS, through the execution of this Agreement, VNUS and AngioDynamics and VSI desire to resolve all claims and counterclaims, potential claims and counterclaims, and contemplated claims and counterclaims as to the Patents-in-Suit, including but not limited to all claims raised or asserted in the Civil Action.
          NOW, THEREFORE, in consideration of the promises made hereunder and for other good and valuable consideration, and intending to be legally bound, the Parties agree as follows:

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

DEFINITIONS
          1. “Affiliates” shall mean any corporation, firm, partnership or other entity, which directly or indirectly owns, is owned by or is under common ownership with a Party to this Agreement to the extent of at least fifty-one percent (51%) of the equity having the power to vote on or direct the affairs of the entity, and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a Party to this Agreement.
          2. “Covered Products” shall mean the following products that are usable to perform ELA:
          [***]
The foregoing products shall be deemed Covered Products if they are usable to perform ELA, regardless of whether Licensees provide product labeling, instructions, training, or marketing activities related to performance of ELA. Covered Products shall not include:
          [***]
A current list of each Licensee’s Covered Products that are currently marketed in the Territory or FDA cleared for marketing in the Territory are identified in Exhibit A hereto.
          3. “ELA” and “Field” shall both mean endovenous thermal ablation based on laser and/or light delivered to a vein or into a vein lumen. The term ablation shall include: therapy, vein diameter reduction, vein occlusion, vein damage, vein destruction, and venous reflux treatment. The Field does not include (i) multiple use endovenous products other than laser consoles or other laser or light sources; (ii) endovenous thermal ablation based on delivery to a vein or into a vein lumen energy other than laser and/or light energy, such as RF, electrical current, microwave, circulating hot fluid, and ultrasound; [***] (iv) methods of restoring vein valve competence or limited, controlled vein shrinkage to restore normal venous function; and [***]. Notwithstanding the foregoing, the exclusion of [***] from the Field shall not be read to prevent either Licensee from marketing its current Covered Products listed in Exhibit A and any future Covered Product that incorporates only insubstantial changes in design and function and does not facilitate [***] more so than any current Covered Product.
          4. “Licensee” or “Licensees” shall mean individually or collectively AngioDynamics and VSI and their respective Affiliates.
          5. “Licensed Patents” shall mean the following U.S. patents and pending application:

6,769,433	6,638,273	6,398,780	6,613,045

6,752,803	6,179,832	6,969,388	09/825,741

6,258,084	6,237,606	6,152,899

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

and any continuations, continuations-in-part, divisionals, reissues or reexaminations (in each case either direct or indirect through one or more intervening patents or applications) of any of the patents or patent application listed above. “Licensed Patents” shall also include any continuations, continuations-in-part, divisionals, reissues or reexaminations for which all of the following apply: (a) issue after the Effective Date of this Agreement, (b) applicable to the Field, and (c) claim priority (either directly or indirectly) to any member of either patent family descended from U.S. Patent No. 6,200,312 or 6,036,687, whether or not such family member is among the patents and application listed above. VNUS represents and warrants that the Licensed Patents include all issued patents that are owned or licensed by VNUS with a right to sublicense that are applicable to the Field. VNUS further represents and warrants that the Licensed Patents include all pending patent applications for which all of the following apply: (a) owned or licensed by VNUS with a right to sublicense, (b) filed or claim priority to an application filed before June 11, 2003, and (c) applicable to the Field.
          6. “Other VNUS Patents” shall mean any VNUS patents that issue after the Effective Date without a priority claim to any of the Licensed Patents and that are applicable to the Field. VNUS further represents and warrants that the Other VNUS Patents include all pending patent applications for which all of the following apply: (a) owned or licensed by VNUS with a right to sublicense, (b) do not have a priority claim to any Licensed Patent, and (c) applicable to the Field.
          7. “Single-Use” shall mean use in one patient and during a single day.
          8. The “Territory” shall mean the United States of America and all territories and possessions thereof.
          9. “Third Party” or Third Parties” mean any person(s) or entit(ies) other than VNUS, AngioDynamics and VSI, and their respective Affiliates.
License Grant
          10. VNUS hereby grants to each Licensee a non-exclusive and non-sublicensable license under the Licensed Patents (but not the Other VNUS Patents) to make, have made, use, sell, and offer for sale Covered Products in the Field throughout the Territory.
          11. VNUS hereby grants to each Licensee a non-exclusive and non-sublicensable license in the Field throughout the Territory under the Other VNUS Patents to make, have made, use, sell, and offer for sale only its current Covered Products identified on Exhibit A and any future Covered Product in the Field that incorporates only insubstantial changes in design and function in comparison to a current Covered Product. For purposes of this Agreement, a future Covered Product incorporates only insubstantial changes in design and function where the

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

changes made do not materially alter the product’s mechanism of action. Nothing in this Section shall limit the license granted in Section 10 of this Agreement.
          12. The licenses granted in Sections 10 and 11 are not transferable by a Licensee except to a successor-in-interest as provided in Section 58 of this Agreement.
Royalty Rate
          13. Each Licensee shall pay to VNUS a royalty for each Covered Product that is sold or shipped directly or indirectly to a clinical user or clinical facility in the Territory as follows:
          [***]
          14. Notwithstanding the foregoing, neither Licensee shall be required to pay any royalty on: (a) any demonstration laser/light source maintained within the possession of its respective sales employees (limit one per employee at any time); (b) any Covered Product or any laser/light source provided or shipped to honor warranty obligations; (c) any Covered Product or any laser/light source used on a temporary basis as a warranty or service repair loaner; or (d) on returned Covered Products where credits are issued.
          15. Each Licensee shall pay to VNUS within thirty (30) days of the end of each fiscal quarter of the respective Licensee the royalties owed for the respective quarter.
          16. Each Licensee shall report to VNUS within fifteen (15) calendar days of the end of each fiscal quarter of Licensor monthly reports of: a) the unaudited total numbers of each Covered Product shipped in the Territory, and b) the unaudited amount of royalties incurred during the respective quarter.
          17. There shall be no obligation to pay royalties on any Covered Products sold or shipped after the Term. The above royalty rates shall remain constant throughout the Term. VNUS shall not seek royalties under this Agreement from either Licensee for Covered Products sold or shipped outside of the Territory and not re-sold or re-shipped by or on behalf of the respective Licensee within the Territory.
Upfront Payment
          18. Each Licensee shall pay to VNUS within three (3) business days of execution of this Agreement an upfront payment equal to the total royalty owed on Covered Products that were sold or shipped directly or indirectly to clinical users or clinical facilities in the Territory through to the end of the Licensee’s most recent fiscal quarter.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

Audit Rights
          19. Licensees shall maintain, and cause to be maintained, all business records necessary to verify the royalties under Section 15 above. Such records shall be maintained for a period of three (3) years after each royalty payment is made.
          20. VNUS shall have the right to conduct one pre-scheduled royalty-related audit per fiscal year of each Licensee during reasonable commercial hours by an independent third party auditor selected by VNUS and acceptable by the respective Licensee, such acceptance not to be unreasonably withheld, conditioned or delayed. If such an audit produces a material (> 2%) discrepancy, VNUS may have the third party auditor re-audit the respective Licensee upon demand and with prior notice up to twice more during the respective fiscal year.
          21. In the event that the auditor determines that additional royalties are due and the discrepancy is greater than 2% of the total royalties due for the audited royalty period, then the Licensee shall pay for the expense of the audit. In the event the auditor determines that royalties were overpaid, VNUS shall refund the overpayment to the Licensee.
          22. VNUS will only receive the results of any such audit but not the underlying information, will retain the results in confidence, and all units information and audit information received by VNUS shall be disclosed solely to VNUS’s Chief Executive Officer and Chief Financial Officer, who shall use the information solely for financial auditing purposes or for remedying any failure to pay royalties due and shall not disclose it to any other person within VNUS.
Future Covered Products
          23. With respect to the issue of whether the Licensees have a license under Section 11 to the Other VNUS Patents for any future Covered Product, the Parties agree to negotiate in good faith concerning whether the future Covered Product incorporates only insubstantial changes in design and function in comparison to a current Covered Product. If the Parties cannot amicably resolve any disagreement, the dispute will be submitted to binding arbitration as set forth below. In all cases the Parties agree that any future Covered Product which incorporates only insubstantial changes in design and function in comparison to a current Covered Product remains subject to the exclusions from the Field set forth in Section 3.
          24. In order to avoid potential future disputes, Licensees agree that Licensee’s future products within the Field shall be considered Covered Products (but subject to the restrictions on license to the Other VNUS Patents as set forth in Section 11). Existing limitations to the Field and exclusions to Covered Products shall apply to future Covered Products.
Releases and Covenants Not to Sue or Challenge the Enforceability of the Licensed Patents
          25. VNUS, for itself and its directors, officers, employees, agents, successors, assigns, and representatives agrees to release, acquit, and forever discharge, and hereby does release, acquit, and forever

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

discharge, and covenants not to sue AngioDynamics and VSI and their respective directors, officers, employees, agents, successors, assigns, and representatives, from or on any of the following claims or causes of action that existed prior to or as of the Effective Date of this Agreement:
(a)	Any claims asserted in the Civil Action.

(b)	Any claims based on or relating to past infringement of any of the Licensed Patents.

(c)	Any claims of past patent infringement relating to any ELA products or products accused of infringement in the Civil Action.

(d)	Any patent-related claims or causes of action that VNUS may have against AngioDynamics or VSI, including but not limited to any claim for past infringement of any patents, or claims for costs, damages for past infringement, or attorney’s fees.
          26. Each Licensee, for itself and its directors, officers, employees, agents, successors, assigns, and representatives agrees to release, acquit, and forever discharge, and hereby does release, acquit, and forever discharge, and covenants not to sue VNUS and its respective directors, officers, employees, agents, successors, assigns, and representatives, from or on any of the following claims or causes of action that existed prior to or as of the Effective Date of this Agreement:
(a)	Any claims asserted in the Civil Action.

(b)	Any claims based on or relating to the enforceability or validity of the Licensed Patents.

(c)	Any claims of patent infringement relating to any products currently sold by VNUS as of the date of this Agreement.

(d)	Any patent-related claims or causes of action that each Licensee may have against VNUS, including but not limited to any claim for past infringement of any patents, or claims for costs, damages for past infringement, or attorney’s fees.
          27. Each Licensee agrees that U.S. Patents Nos. 6,769,433; 6,752,803; and 6,258,084 are valid, enforceable and indirectly infringed by Licensees in connection with the accused products in the Civil Action.
          28. Licensees agree not to initiate, support, engage in, participate in or assist any attempt to invalidate, render unenforceable or narrow any claims of any of the Licensed Patents.
          29. Although the release set forth in this Agreement is not a general release, if the release is determined by an arbitrator or court of competent jurisdiction to be a general release, the Parties expressly waive the rule set forth in Section 1542 of the California Civil Code (“Section 1542”), which provides as follows: “A general

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” The Parties further waive any right or benefit to which they may be entitled under the provisions of any statutes in any other jurisdictions or common law principle that are identical or similar to the provisions of Section 1542.
Term/Termination
          30. The Term of this Agreement shall be until the earlier of (i) September 11, 2017, or (ii) a final non-appealable decision of invalidity or unenforceability of all unexpired claims asserted in the Civil Action, and of all applicable claims of all continuations, continuations-in-part, divisionals, reissues or reexaminations of U.S. Patents Nos. 6,769,433, 6,752,803 and 6,258,084.
          31. VNUS and Licensees agree that each Licensee’s obligation to pay royalties under this Agreement shall terminate if either of the following circumstances occur: A) All applicable claims of the Licensed Patents are invalidated, or their scope is substantially narrowed, by a final non-appealable decision in reissue or reexamination proceedings, such that no claim of any Licensed Patent covers ELA as then currently practiced, and the claims of the Other VNUS Patents also do not cover ELA as then currently practiced; or B) All applicable claims of the Licensed Patents are invalidated, or their scope is substantially narrowed, by a final non-appealable decision in litigation, such that no claim of any Licensed Patent covers ELA as then currently practiced, and the claims of the Other VNUS Patents also do not cover ELA as then currently practiced.
          32. If at any time during the term either Licensee believes that it is selling an ELA-related product usable in a method that is not covered by a Licensed Patent or Other VNUS Patent, it may notify VNUS, and if VNUS disagrees it shall submit the matter to arbitration as set forth below.
          33. If any Party fails to perform any material covenant of this Agreement and if such default is not corrected, or if such default is not correctable, and commercially reasonable steps to prevent such default from recurring are not taken, within thirty (30) days, after receiving written notice from the other Party with respect to such default, such other Party shall have the right to terminate this Agreement with respect only to such defaulting Party by giving written notice to the Party in default provided the notice of termination is given within six (6) months of the non-defaulting party becoming aware of the default and prior to correction of the default. Examples of default or breach of the Agreement by a Licensee shall be:
     i. Failure to pay the amount of royalty due under this Agreement within the time so specified or failure to pay any additional royalties found to be owing as the result of an audit conducted by a third party auditor pursuant to this Agreement; or
     ii. Public disparagement of the validity or enforceability of the Licensed Patents including, but not limited to, any action or proceeding to challenge the validity or enforceability of the Licensed Patents.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

In addition, VNUS may immediately terminate this Agreement at its discretion with respect to a Licensee if such Licensee:
a.	Fails to pay to VNUS a minimum quarterly royalty [***] in two consecutive fiscal quarters of Licensee;

b.	Markets products in the U.S. that are covered by the Licensed Patents but outside of the Field, such as multi-use fibers or RF vein ablation catheters; or

c.	Becomes insolvent or files for bankruptcy protection (in which case, all rights automatically revert to VNUS without a tie to the respective Licensee’s encumbered assets).
If a Party disputes a claim of default or breach, it may initiate Dispute Resolution under this Agreement, and until a final, non-appealable decision of the Dispute Resolution Panel, this Agreement shall remain in effect.

Confidentiality
          34. Each of the Parties acknowledges and agrees that the financial terms of this Agreement constitute confidential information of the other Party. Each of the Parties agrees for itself, its employees, agents and representatives, to take all reasonable steps necessary to preserve and protect the confidentiality of the financial terms of this Agreement, and not to disclose any such information to any Third Parties without the prior written consent of the other Parties, except to the extent required by law or otherwise to comply with applicable securities or regulatory rules or filing standards. Notwithstanding the foregoing, each Party may disclose the financial terms of this Agreement under a similar obligation of confidentiality to individual Third Parties as may be reasonably required in connection with the conduct of its business affairs, such as when negotiating a license with a non-Party as set forth in Section 39. Notwithstanding the foregoing, each Party may disclose the financial terms of this Agreement to a government agency, if disclosure is mandated by a government requirement.
          35. Notwithstanding the foregoing, a Party may disclose any information otherwise protected from the disclosure in the preceding Section 34 if such information is the subject of a subpoena or demand for production of documents in connection with any suit, arbitration proceeding, administrative procedure or before any governmental agency, provided that in such event, the Party proposing to make such disclosure shall notify the other Party prior to such disclosure and shall take such actions as are reasonably requested and otherwise cooperate with the other Party in its attempts to protect the confidentiality of the information, such as by requesting confidential treatment or seeking a protective order from a court of competent jurisdiction.
          36. The Parties shall within four (4) business days of the Effective Date mutually agree on the statements to be made concerning this Agreement in any press release.
          37. The Parties acknowledge that this Agreement may constitute a material definitive agreement required to be filed as a Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934. The Parties agree they will mutually work together to submit a request for confidential treatment of such filing so that the appropriate confidential information is uniformly redacted.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

Dismissal
          38. Within five (5) business days of the Parties having executed this Agreement and the transfer of funds described in Section 18, the Parties shall jointly move to enter a dismissal with prejudice by filing a Joint Motion for Dismissal. The Parties agree to each bear their own costs, including attorneys’ fees, incurred in connection with the Civil Action and in fulfilling these responsibilities under this Agreement.
          [***]
          41. VNUS shall have the right of first enforcement against all non-Party suppliers of ELA-related products in the United States where such non-Party supplier(s) infringe both a Licensed Patent and a patent owned by a Licensee. When either Licensee becomes aware of an ELA-related product or method of use that it believes infringes both a Licensed Patent or an Other VNUS Patent and a patent owned by the Licensee, the Licensee shall notify VNUS in writing and VNUS shall have not more than 120 days to exercise its first right to commence a lawsuit against the infringer. Either Licensee may commence suit against the infringer after the earlier of expiration of the 120 day period of the preceding sentence or the filing of suit by VNUS against the infringer. However, if either Licensee believes it commercially necessary to pursue a provisional remedy, such Licensee may file a complaint and application for a temporary restraining order or preliminary injunction without first waiting for VNUS to exercise its first right to commence a lawsuit. Except for matters released under Sections 25 and 26 above, nothing in this Agreement shall prevent either Licensee from enforcing any of its patents that are infringed by an ELA-related product that does not infringe any of the Licensed Patents or the Other VNUS Patents.
          42. In the event a Licensee’s Covered Products or Methods of Use become subject to patent litigation from a party other than VNUS, it is the sole responsibility of the Licensee to conduct its defense.
[***]
Representations, Warranties and Indemnification
          46. Each Party warrants that it has the unencumbered legal authority to enter into and execute this Agreement, and that the execution and performance of this Agreement has been authorized by all necessary and appropriate corporate action. VNUS, AngioDynamics and VSI and the undersigned individuals signing on behalf of the Parties hereby further represent and warrant, as of the date hereof, that they have all requisite power and authority to enter into this Agreement and perform all of their respective obligations hereunder, and that no claim as to which a release is granted hereunder has been assigned to any third party.
          47. Licensees represent that they will not publicly disparage the validity or enforceability of the Licensed Patents through acts including, but not limited to, participating in or assisting any action or proceeding to challenge the validity or enforceability of the Licensed Patents.
          [***]

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

          49. VNUS is not providing any warranty with respect to the Licensed Patents to the Licensees other than to its knowledge the Licensed Patents are valid and enforceable.
          50. If AngioDynamics purchases any assets of a Diomed entity, VNUS represents that it will not assert any claim against AngioDynamics for damages arising out of or related to any infringing activities of Diomed occurring prior to such purchase, and that all Diomed ELA-related products marketed before the date of the purchase and listed in Appendix A shall be included within the license going forward subject to royalty payment and the other terms of this Agreement. Nothing herein shall prevent VNUS from asserting any claims against the Diomed estate through the bankruptcy proceeding.
          51. In the event that AngioDynamics purchases any Diomed assets, it agrees that a license under U.S. Patent Nos. 6,769,433; 6,752,803; and 6,258,084 is necessary to avoid infringement in connection with the continued marketing of such Diomed products in the United States.
          52. Subject to the provisions of Section 50 regarding Diomed entities, should either Licensee after the Effective Date of this Agreement become the owner of, owned by or under common ownership with a new Affiliate, the licenses granted in Sections 10 and 11 shall not apply to any infringing activity by such new Affiliate prior to the Licensee’s becoming owner of, owned by or under common ownership with the new Affiliate, and nothing in this Agreement shall apply to such new Affiliate for the period prior to the date on which a Licensee becomes an owner of, owned by or under common control. VNUS retains the full right to pursue damages, royalties or other remedies for all such prior infringing activity via litigation in state or federal courts, or otherwise.
          53. VNUS shall not assert that any Licensed Patents that are pending or issued as of the Effective Date are directly or indirectly infringed by [***]. If in the future VNUS obtains an issued Licensed Patent that it believes is directly or indirectly infringed by a Licensee’s [***], VNUS shall submit the matter to arbitration as set forth below, and the Licensee shall be entitled to assert all available defenses and counterclaims against the respective Licensed Patent, including non-infringement, invalidity and unenforceability, and/or may seek reexamination of such Licensed Patent.
          54. Each Licensee shall indemnify, defend, and hold harmless VNUS against any claims or actions arising from Covered Products shipped or sold by such Licensee.
Resolution of Disputes
          55. All disputes between or among the Parties relating to the interpretation or application of this Agreement shall be settled by means of alternative dispute resolution as provided in this Section. The Parties agree that any such dispute shall be decided by a JAMS arbitrator who is a retired Judge of the United States Court of Appeals for the Federal Circuit or a United States District Court, and the arbitrator shall be chosen by mutual

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

agreement of the Parties. If the Parties cannot agree on the choice of an arbitrator, the Parties shall ask JAMS to select one for the Parties. The arbitrator shall determine the nature and form of the arbitration proceeding, as well as the discovery rules applicable to the proceeding. However, unless the parties mutually agree in writing or the JAMS arbitrator rules for good cause, in no event shall discovery exceed the following:
          i) Written Discovery. Each party shall be entitled to serve 25 document requests, 10 single question interrogatories, and 10 single question requests for admissions. Answers and documents, if requested, shall be produced within thirty (30) days after service of the requests.
          ii) Oral Depositions. Each party to the dispute shall be limited to two seven-hour depositions of the other party, and to two seven hour depositions of non-Parties who are not expert witnesses.
          iii) Experts. Each party shall be limited to two expert(s), who shall render a written report within ninety days after the initiation of the dispute resolution proceeding. There shall be no rebuttal reports; rebuttals may be raised in briefing to the Arbitrator. Each party to the dispute may take one seven hour deposition of each Expert proffered by the other party to the dispute.
          iv) Discovery Disputes. The Arbitrator shall have the sole and binding authority to render decisions concerning the propriety of all discovery requests, the sufficiency of all discovery responses, and to otherwise resolve all discovery disputes.
          v) Time for Discovery. All discovery shall be completed within 180 days after the initiation of the dispute by the Arbitrator. The time periods for discovery may be extended by the Arbitrator for good cause.
Notice
          56. Any consent or notice required or permitted to be given or made by any Party under this Agreement shall be made in writing and sent to the other Parties by commercial carrier for delivery within two business days, to the following addresses of the Parties, or to such other address as the addressee may have last furnished in writing, and shall be effective upon receipt by the addressee.

If to VNUS:	If to AngioDynamics:

VNUS Medical Technologies, Inc.	AngioDynamics, Inc.

5799 Fontanoso Way	603 Queensbury Ave

San Jose, CA 95138	Queensbury, NY 12804

Attn: General Counsel, CEO	Attn: General Counsel, CEO

If to VSI:
Vascular Solutions, Inc.
6464 Sycamore Court
Minneapolis, MN 55369
Attn: General Counsel, CEO

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

Miscellaneous
          57. The terms of this Agreement shall be binding upon the Parties hereto, and is intended to bind to the fullest extent possible, each of their respective officers, directors, employees, shareholders, affiliated companies, successors, assigns and any entity or individual which or who may acquire all or substantially all of the assets or business of VNUS, AngioDynamics or VSI.
          58. No Party may assign or otherwise transfer its rights hereunder without the written consent of the other Parties; provided, however, that either VNUS on the one hand, or AngioDynamics or VSI on the other hand, may freely assign its rights and obligations under this Agreement to any successor or assignee of all or substantially all of its business and business assets. Any assignment or transfer in violation of this Section shall be deemed null and void.
          59. The failure of any Party to exercise any rights under this Agreement shall not be deemed to constitute a waiver of any such rights.
          60. It is understood and agreed that the Parties hereto are independent contractors, and no agency relationship, partnership, joint venture or other similar relationship is created between or among any of the Parties to this Agreement.
          61. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware without regard to its conflicts of laws provisions.
          62. Licensee shall mark the IFUs, packaging, and promotional materials (e.g. FDA labeling) of all Covered Products shipped in the Territory with the numbers of U.S. Patents Nos. 6,769,433; 6,752,803 and 6,258,084, as well as additional applicable Licensed Patents as reasonably directed by VNUS. Notwithstanding the foregoing, Licensees shall be allowed to exhaust current supplies of such materials.
          63. This Agreement and its attachments constitute the entire agreement between the Parties regarding the subject matter hereof, and supersedes any and all prior agreements, arrangements, or understandings between the Parties regarding the subject matter hereof. No oral understandings, statements, promises or inducements contrary to, or in addition to, this Agreement exist.
          64. This Agreement may not be altered or amended except by a subsequent writing or writings signed by all Parties.
          65. This Agreement may be executed in any number of identical counterparts by one or more Parties. All such counterparts, when so executed, shall be deemed to constitute one final agreement as if one document had been signed by all Parties to this Agreement. Each such counterpart, upon execution and delivery of all counterparts, shall be deemed to be a complete original of this Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the Party or Parties whose signature(s) appears thereon.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

          66. Each Party to this Agreement hereby agrees to execute and deliver such additional and further consideration, instruments, documents and assurances as may be reasonably necessary to carry out or fully effectuate the intent, purposes, and provisions hereof.
          IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement by their duly authorized representatives as of the Effective Date.

VNUS Medical Technologies, Inc.	AngioDynamics, Inc.

By:	By:
Its:	Its:
Date:	Date:

Vascular Solutions, Inc.

By:
Its:
Date:

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A
          The following are the Covered Products of each Licensee that are currently marketed in the Territory, or FDA cleared for marketing in the Territory, and are licensed under the Licensed Patents and the Other VNUS Patents:
          AngioDynamics:
          [***]
          VSI:
          [***]

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.